Exhibit 3.196

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

1.	The name of the limited liability company is Sprint Spectrum LLC.

2.	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation is effective as of March 31, 2021.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on March 24, 2021.

By:	/s/ Katie True-Awtry
Katie True-Awtry, Assistant Secretary